Exhibit 16.1

October 4, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Oi S.A. – Under Judicial Reorganization – Debtor-in-possession and, under the date of May 15, 2018, we reported on the consolidated financial statements of Oi S.A. – Under Judicial Reorganization – Debtor-in-possession as of December 31, 2017 and 2016 and in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017. On October 4, 2018, we were dismissed. We have read Oi S.A. – Under Judicial Reorganization – Debtor-in-possession’s statements included under Item “16.1” of its amendment No 1 to Form F-1 dated October 4, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Oi S.A. – Under Judicial Reorganization – Debtor-in-possession’s statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with Oi S.A. – Under Judicial Reorganization – Debtor-in-possession’s statement that BDO RCS Auditores Independentes S.S. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Oi S.A. – Under Judicial Reorganization – Debtor-in-possession consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes